Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

THE GLIMPSE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.001 per share		(2)	624,021	(3)	$5.85	$3,650,523	$0.0000927	$338.40
Fees to be paid	Equity	Common Stock, par value $0.001 per share		(2)	2,450,000	(4)	$5.85	$14,332,500	$0.0000927	$1,328.62
	Total Offering Amounts						—	$17,983,023	—	$1,667.02
	Total Fees Previously Paid						—	—	—	—
	Total Fee Offsets						—	—	—	—
	Net Fee Due						—	—	—	$1,667.02

(1)	This Registration Statement also registers an indeterminable number of additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended, or the Securities Act.

(2)	Estimated solely for purposes of determining the registration fee. The proposed offering price per share and the maximum aggregate offering price are computed pursuant to Rule 457(h) of the Securities Act based upon the average of the high and low market prices of the Registrant’s common stock quoted on the Nasdaq Stock Market on September 27, 2022 in accordance with Rule 457(c) of the Securities Act.

(3)	Represents shares of Common Stock that were added to the shares reserved under The Glimpse Group, Inc. 2022 Equity Incentive Plan (the “2016 Plan”) on January 1, 2022, pursuant to an “evergreen” provision contained in the 2016 Plan.

(4)	Represents shares of previously issued incentive stock grants of Common Stock outside of the 2016 Plan.